April 25, 2007


AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, New York 10104


     This opinion is furnished in connection with the Registration Statement on Form N-6. File No. 333-132200 ("Registration Statement") of Separate Account FP ("Separate Account FP") of AXA Equitable Life Insurance Company ("AXA Equitable") covering an indefinite number of units of interest in Separate Account FP under IL COLI '04 (policy form No. 03-400), a flexible premium variable life insurance policy ("Policy"). Net premiums received under the Policy may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

     I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the Prospectus.

     In my opinion, the Illustrations of Policy Benefits (the "Illustrations") contained in the Prospectus are consistent with the provisions of the Policy. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policy for non-tobacco user guaranteed issue risk males age 45 for IL COLI '04 than to prospective purchasers of Policy for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours


                                       /s/ Brian R. Lessing
                                       -------------------------------
                                           Brian Lessing
                                           FSA, MAAA
                                           Vice President and Actuary
                                           AXA Equitable Life Insurance Company